UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2013

01-34219

(Commission File Number)

DESTINATION XL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2623104
(State of Incorporation)	(IRS Employer Identification Number)

555 Turnpike Street, Canton, Massachusetts 02021

(Address of registrant’s principal executive office)

(781) 828-9300

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

ITEM 1.01 –Entry into a Material Definitive Agreement.

On June 26, 2013, Destination XL Group, Inc. (the “Company”) amended its credit facility with Bank of America, N.A by executing the First Amendment to the Sixth Amended and Restated Loan and Security Agreement (the “Amended Credit Facility”).

The Amended Credit Facility provides for an increase in the maximum committed borrowings from $75 million to $100 million. The Amended Credit Facility continues to include, pursuant to an accordion feature, the ability to increase the Amended Credit Facility by an additional $50 million upon the request of the Company and the agreement of the lender(s) participating in the increase. There were no changes to the sublimit of $20 million for commercial and standby letter of credits or the sublimit of up to $15 million for Swingline Loans. The Company’s ability to borrow under the Amended Credit Facility is determined using an availability formula based on eligible assets. The maturity date of the Amended Credit Facility was extended from November 10, 2014 to June 26, 2018.

Borrowings made pursuant to the Amended Credit Facility will bear interest at a rate equal to the base rate (determined as the highest of (a) Bank of America N.A.’s prime rate, (b) the Federal Funds rate plus 0.50% or (c) the one month LIBOR rate) plus a varying percentage, based on the Company’s borrowing base, of 0.50%-0.75% (a decrease from 1.00%-1.25%) for prime-based borrowings and 1.50%-1.75% (a decrease from 2.00%-2.25%) for LIBOR-based borrowings.

The Company’s obligations under the Credit Facility are secured by a lien on all of its assets. The Credit Facility contains no financial covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DESTINATION XL GROUP, INC.

By:	/s/ Dennis R. Hernreich
Name:	Dennis R. Hernreich
Title:	Executive Vice President and Chief Financial Officer

Date: June 28, 2013